  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1996.

                                                     REGISTRATION NO. 333-04309
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                         OPTIKA IMAGING SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                       7372                             84-1345326
(STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)


                               ----------------
                    5755 MARK DABLING BOULEVARD, SUITE 100
                       COLORADO SPRINGS, COLORADO 80919
                                (719) 548-9800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                MARK K. RUPORT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    5755 MARK DABLING BOULEVARD, SUITE 100
                       COLORADO SPRINGS, COLORADO 80919
                                (719) 548-9800
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
        WARREN T. LAZAROW, ESQ.                 DOUGLAS R. NEWKIRK, ESQ.
      JEREMY W. MAKARECHIAN, ESQ.                SACHNOFF & WEAVER, LTD.
    BROBECK, PHLEGER & HARRISON LLP         30 SOUTH WACKER DRIVE, 29TH FLOOR
 TWO EMBARCADERO PLACE, 2200 GENG ROAD           CHICAGO, ILLINOIS 60606
      PALO ALTO, CALIFORNIA 94303                    (312) 207-1000
            (415) 424-0160

                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee.............. $   12,650
   NASD filing fee..................................................      4,169
   Nasdaq National Market listing fee...............................     21,675
   Printing and engraving expenses..................................    123,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    100,000
   Blue sky filing fees and expenses................................      5,000
   Registrar and transfer agent fees................................      5,000
   Officers and directors liability insurance premiums..............    323,950
   Miscellaneous fees and expenses..................................      4,556
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant will enter into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and
Section 7 of the Amended and Restated Registration Agreement contained in
Exhibit 4.3 hereto, indemnifying certain of the Registrant's stockholders, including controlling stockholders, and the officers and directors, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Registrant has issued and sold the following securities within the past three (3) years (which have been adjusted to reflect the Company's four-for-one forward stock split effected on November 22, 1994):

    1. From July 1990 through June 30, 1996, the Registrant granted options to purchase 1,981,370 shares of Common Stock (net of expired, exercised and cancelled options) to various service providers to the Registrant under its 1994 Stock Option/Stock Issuance Plan and related predecessor plans with exercise prices ranging from $.75 per share to $7.50 per share, including outstanding options assumed by the Company in an acquisition, held by three individuals.

    2. On January 31, 1994, the Registrant issued 272,400 shares of its Common Stock to a group of five individuals in exchange for all of the outstanding capital stock of TEAMWorks Technologies, Inc., a Massachusetts corporation.

    3. On December 17, 1993, the Registrant issued and sold 501,440 shares of Series B Preferred Stock to Frontenac VI Limited Partnership for aggregate consideration of $1,999,993.

    4. On March 18, 1994, the Registrant issued and sold 250,720 shares of Series B Preferred Stock to JMI Equity Fund, L.P., for aggregate consideration of $999,997.

    5. On November 1, 1995, the Registrant issued warrants to purchase 95,000 shares of its Common Stock to two individuals in settlement of litigation.

    6. On November 22, 1995, the Registrant issued and sold 294,118 shares of Series C Preferred Stock to Frontenac VI Limited Partnership and 147,069 shares of Series C Preferred Stock to JMI Equity Fund, L.P. for aggregate consideration of $1,500,002.

    7. On November 30, 1995, the Registrant issued 166,485 shares of its Common Stock in exchange for substantially all of the assets of IPRS Asia
  (S) Pte Ltd., a Singapore corporation, and Intuit Development Ltd., a Hong Kong corporation.

    8. In July 1996, the Registrant's predecessor California corporation will be reincorporated in Delaware by way of a merger with and into a Delaware corporation, pursuant to which one share of the Common Stock of the Delaware corporation will be issued for each share of the Common Stock of the California corporation, and one share of Preferred Stock of the Delaware corporation will be issued for each share of Preferred Stock of the California corporation, each share of the Preferred Stock of the Delaware corporation being of the same series and having identical rights, preferences and privileges as the share of Preferred Stock of the California corporation which it replaces.

  The issuances of the above securities were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 15(1) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  1.1    Form of Underwriting Agreement.*
  2.1    Form of Agreement and Plan of Merger of Optika Imaging Systems, Inc.,
         a California corporation, and the Registrant.**
  2.2    Agreement and Plan of Reorganization, dated January 31, 1994, by and between the Registrant, TEAMWorks and certain other parties named therein.**
  2.3    Asset Purchase Agreement, dated November 13, 1995, by and among the
         Registrant, Optika Asia, Inc., IPRS Asia (S) Pte Ltd., and other entities named therein.**

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1    Certificate of Incorporation of the Registrant.**
  3.2    Form of First Amended and Restated Certificate of Incorporation of the
         Registrant.**
  3.3    Form of Second Amended and Restated Certificate of Incorporation of
         the Registrant.**
  3.4    Bylaws of the Registrant.**
  4.1    Specimen Common Stock certificate.**
  4.2    Amended and Restated Shareholders' Agreement, dated November 22, 1995, by and among the Registrant and the entities named therein.**
  4.3    Amended and Restated Registration Agreement, dated November 22, 1995, by and among the Registrant and the entities named therein, including the First Amendment thereto.**
  4.4    Form of Warrant to purchase Common Stock dated November 1, 1995.**
  5.1    Opinion of Brobeck, Phleger & Harrison LLP.**
 10.1    Form of Indemnification Agreement between the Registrant and each of its directors and officers.**
 10.2    The Registrant's 1994 Stock Option/Stock Issuance Plan, as restated
         and amended.**
 10.3    The Registrant's 1996 Management Incentive Compensation Plan.**
 10.4    The Registrant's Employee Stock Purchase Plan.**
 10.5    Loan and Security Agreement, dated June 16, 1995, by and between the
         Registrant and Silicon Valley Bank, including Amendments No. 1 and 2 thereto.**
 10.6    Office Lease Agreement, dated December 1, 1992, by and between the
         Registrant and Lincoln National, regarding the space located at 5755
         Mark Dabling Boulevard, Colorado Springs, Colorado, and the First
         Amendment thereto, dated February 8, 1994.**
 10.7    Employment Agreement by and between the Registrant and Mr. Mark K.
         Ruport, effective February 18, 1995.**
 10.8    Employment Agreement by and between the Registrant and Mr. Steven M.
         Johnson, effective May 15, 1996.**
 10.9    Employment Agreement by and between the Registrant and Mr. Marc Fey, effective May 4, 1994.**
 10.10   Form of Business Solutions Partner (Reseller) Agreement.**
 10.11   Form of FilePower Suite Software License Agreement.**
 10.12   Technology Transfer Agreement, dated February 20, 1992, by and between the Registrant, Mr. Paul Carter and Mr. Malcolm Thomson.**
 10.13   Commitment Letter for Line of Credit with Silicon Valley Bank.**
 11.1    Statement re: Computation of Pro Forma Net Income (Loss) per Common
         Share (Unaudited)**
 21.1    Subsidiaries of the Registrant.**
 23.1    Consent of Price Waterhouse LLP, Independent Accountants.**
 23.2    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1    Power of Attorney.**
 24.2    Power of Attorney for Robert L. Gett.**
 24.7    Financial Data Schedule.**

- --------
  * Filed herewith.
 ** Previously filed.

  (b) Financial Statement Schedules

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLORADO SPRINGS, STATE OF COLORADO, ON THIS 8TH DAY OF JULY, 1996.

                                Optika Imaging Systems, Inc.

                                BY: /s/ Steven M. Johnson
                                ---------------------------------
                                STEVEN M. JOHNSON
                                VICE PRESIDENT--FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


              SIGNATURE                        TITLE                 DATE
         /s/ Mark K. Ruport*           President, Chief          July 8, 1996
- -------------------------------------   Executive Officer
           MARK K. RUPORT               and Chairman of the
                                        Board of Directors
                                        (Principal
                                        Executive Officer

        /s/ Steven M. Johnson          Vice President--          July 8, 1996
- -------------------------------------   Finance, Chief
          STEVEN M. JOHNSON             Financial Officer
                                        and Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

          /s/ Paul Carter*             Director                  July 8, 1996
- -------------------------------------
             PAUL CARTER

       /s/ Malcolm D. Thomson*         Director                  July 8, 1996
- -------------------------------------
         MALCOLM D. THOMSON

        /s/ Richard A. Bass*           Director                  July 8, 1996
- -------------------------------------
           RICHARD A. BASS



              SIGNATURE                         TITLE                DATE
     /s/ James E. Crawford III*         Director                 July 8, 1996
- -------------------------------------
        JAMES E. CRAWFORD III

        /s/ Harry S. Gruner*            Director                 July 8, 1996
- -------------------------------------
           HARRY S. GRUNER

         /s/ Graham O. King*            Director                 July 8, 1996
- -------------------------------------
           GRAHAM O. KING

       /s/ Robert L. Gett*              Director                 July 8, 1996
- -------------------------------------
           ROBERT L. GETT

        /s/ Steven M. Johnson
*By: ________________________________
          STEVEN M. JOHNSON
          ATTORNEY-IN-FACT

                                      II-6